UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2020

KRATON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34581	20-0411521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300 Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 504-4700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.01	KRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 3, 2020, Kraton Corporation (the “Parent”) and certain of its subsidiaries entered into a First Amendment to the Second Amended and Restated Loan, Security and Guarantee Agreement (the “Amendment”), among Kraton Polymers U.S. LLC (“Kraton Polymers”), Kraton Chemical, LLC (together with Kraton Polymers, the “U.S. Borrowers”), Kraton Polymers Nederland B.V. (the “Initial Dutch Kraton Borrower” and, together with the U.S. Borrowers, the “Borrowers”), the Parent and certain other subsidiaries of the Parent, as guarantors (together with the Borrowers and the Parent, the “Guarantors”), Bank of America, N.A., as administrative agent, collateral agent and security trustee (the “Agent”) and the other financial institutions from time to time party thereto as lenders (the “Lenders”). The Amendment amends the Second Amended and Restated Loan, Security and Guarantee Agreement, dated as of April 15, 2020, among the Borrowers, the Parent and certain other subsidiaries of the Parent, as guarantors, the Agent and the financial institutions from time to time party thereto as lenders (as amended, the “Loan Agreement”).

Pursuant to the Amendment, total commitments under the Loan Agreement were increased to $300 million (increased from $250 million), initially consisting of:

(1)	a $210 million U.S. senior secured revolving credit facility (the “U.S. Revolving Facility”); and

(2)	a $90 million Dutch senior secured revolving credit facility (the “Dutch Revolving Facility”).

Commitments under the U.S. Revolving Facility and the Dutch Revolving Facility may be reallocated subject to certain conditions, provided that commitments under the Dutch Revolving Facility may not exceed $100 million.

The Amendment also extends the termination date of the Loan Agreement from January 6, 2023 to December 3, 2025 (subject to earlier termination if certain outstanding indebtedness under the Parent’s senior secured term loan facility and senior unsecured notes are not previously refinanced on the terms set forth in the Amendment).

Following the effective date of the Amendment, borrowings under the U.S. Revolving Facility will continue to bear interest at a rate equal to, at the applicable U.S. Borrower’s option, either (a) a base rate or (b) a rate based on LIBOR (subject to a 0.25% floor (decreased from 1%)), in each case, plus an applicable margin. Dutch borrowings under the Dutch Revolving Facility will continue to bear interest at a rate equal to, at the applicable Borrower’s option, either (a) a fluctuating rate, with respect to Euros, Pounds Sterling and Dollars outside of the U.S. and Canada, equal to the base rate by the local branch of Bank of America, N.A. in the jurisdiction in which such currency is funded or (b) a rate based on LIBOR, in each case plus an applicable margin. The applicable margin is based on excess availability and ranges from (i) 0.5% to 1% for U.S. base rate loans (decreased from 1% to 1.5%) and (ii) 1.5% to 2% for European base rate loans, LIBOR loans and letter of credit fees (decreased from 2% to 2.5%) following the effective date of the Amendment. The Amendment also decreases the commitment fee paid by the Borrowers in respect of unutilized commitments to an annual rate of 0.25% (decreased from 0.375%).

The Agent and certain Lenders under the Loan Agreement have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Parent, the Borrowers and the other Guarantors and their affiliates in the ordinary course of business for which they have received or will receive fees and expenses.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the Amendment, attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On December 3, 2020, the Parent issued a press release announcing entry into the Amendment. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01. The information in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

10.1	First Amendment to Second Amended and Restated Loan, Security and Guarantee Agreement, dated as of as of December 3, 2020, by and among Kraton Polymers U.S. LLC and Kraton Chemical, LLC, as U.S. Borrowers and Guarantors, Kraton Polymers Nederland B.V., as Initial Dutch Kraton Borrower, Kraton Corporation, as Parent, certain subsidiaries of Parent, as Guarantors, the financial institutions from time to time party thereto, as Lenders, and Bank of America, N.A., in its capacity as Administrative Agent, Collateral Agent and Security Trustee.

99.1	Press Release dated December 3, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRATON CORPORATION

Date: December 4, 2020	/s/ Atanas H. Atanasov
Atanas H. Atanasov
Executive Vice President, Chief Financial Officer and Treasurer